Exhibit 99.1

NEWS RELEASE Lakes Entertainment, Inc. 130 Cheshire Lane Minnetonka, MN 55305 952-449-9092 952-449-9353 (fax) www.lakesentertainment.com (LACO)

FOR FURTHER INFORMATION CONTACT:
Timothy J. Cope 952-449-7030

FOR IMMEDIATE RELEASE:
Friday, February 17, 2006
LAKES ENTERTAINMENT, INC. ANNOUNCES
RESULTS FOR YEAR 2005
MINNEAPOLIS, February 17, 2006 — Lakes Entertainment, Inc. (LACO) today announced results for the fiscal year ended January 1, 2006 (“2005”). Revenue for the year totaled $18.2 million compared to $17.6 million for the fiscal year ended January 2, 2005 (“2004”). The loss from operations was $16.5 million for 2005 compared to $12.9 million for 2004. The net loss for the year was $11.9 million and basic and diluted losses were $0.53 per share. This compares with a net loss of $4.0 million, and basic and diluted losses of $0.18 per share in 2004.
Revenues for both years were derived from the operations of Lakes’ majority-owned subsidiary, WPT Enterprises, Inc. (“WPTE”), primarily from television license fees related to the World Poker Tour television series. The increase in revenues was primarily the result of significantly higher WPTE international and product licensing revenues, offset in part by the delivery of only eighteen episodes of the World Poker Tour television show, versus thirty-two episodes in the prior fiscal year which was primarily due to timing of delivery of episodes year-over-year.
The increase in loss from operations was primarily due to increased WPTE and Lakes selling, general and administrative costs of $12.2 million. Also, WPTE incurred production costs of $3.6 million associated with the Professional Poker Tour (“PPT”) with no offsetting PPT revenue during 2005. It is WPTE’s policy to expense production costs if a firm commitment or an executed distribution agreement is not in place. With the agreement to broadcast the PPT completed in January 2006, WPTE will capitalize ongoing costs incurred associated with the production of the show and expense those costs as episodes are delivered to the Travel Channel. The aggregate increase in net loss would have been greater in 2005 if not for a one-time impairment charge of approximately $5.8 million in 2004, related to the Nipmuc Nation of Massachusetts casino project.

The net unrealized gain on notes receivable was $5.2 million and $3.1 million for 2005 and 2004, respectively, related to the adjustment to fair value of the Company’s notes receivable from Indian tribes. During 2005 the net unrealized gain of $5.2 million included unrealized gains of approximately $11.4 million, which were partially offset by unrealized losses of approximately $6.2 million primarily related to the termination of the agreement with the Kickapoo Traditional Tribe of Texas. The unrealized gains of approximately $11.4 million related primarily to increased probability of opening related to the casino development projects with the Pokagon Band of Potawatomi Indians in New Buffalo, Michigan and with the Jamul Indian Village near San Diego, California.
Selling, general and administrative expenses were $28.6 million in 2005 compared to $16.4 million in 2004. The increase of $12.2 million was primarily due to an increase of approximately $7.4 million related to WPTE’s increased marketing and operating costs associated with WPTonline.com, as well as additional headcount, legal and audit fees incurred during the 2005 period associated with business development, growth and regulatory compliance costs. The remaining increase of approximately $4.8 million in 2005 is due primarily to an increase in Lakes’ professional fees as well as additional headcount related costs and other overhead costs associated with business development.
Other income was $1.6 million in 2005 compared to $12.1 million in 2004. Other income in 2004 included an $11.3 million settlement related to a tax sharing agreement entered into in 1998 with Grand Casinos, Inc., a subsidiary of Park Place Entertainment (which was renamed Harrah’s Entertainment, Inc.).
Tim Cope, President and Chief Financial Officer of Lakes stated “During 2005 we resolved outstanding issues with the SEC and once again became a current filer with the SEC. We also submitted our application to NASDAQ for relisting of our common stock and continue to work through the process. Given our current communication with the NASDAQ we expect our relisting process to be completed within the next one to three weeks, however, we can give no assurances that our common stock will be approved for relisting.” Mr. Cope continued, “During December 2005 we closed on a $20 million financing facility with the Lyle Berman Family Partnership. On February 15, 2006, we terminated the Partnership facility and replaced it with a $50 million financing facility with an affiliate of Prentice Capital Management, LP. An initial draw of $25 million has been made under the new facility, another $10 million is immediately available under the new facility and the remaining $15 million can be drawn in $5 million increments subject to satisfaction of certain conditions. We continue to explore additional financing alternatives to fund our operational and development needs.”
Lyle Berman, Chief Executive Officer of Lakes stated, “We are very pleased with the January 2006 Federal Court ruling in favor of the Pokagon casino, and now that land is in trust we are working diligently so that casino construction can begin — which we expect to occur within the first half of 2006. We also continue to focus on our remaining Indian-owned casino projects and are working to obtain all necessary approvals, so that construction can begin at the earliest possible date.”
About Lakes Entertainment
Lakes Entertainment, Inc. currently has development and management agreements with five separate Tribes for new casino operations in Michigan, California, and Oklahoma, a total of eight separate casino sites. In addition, Lakes has announced plans to develop a company owned casino resort project in Vicksburg, Mississippi. The Company also owns approximately 62% of WPT Enterprises, Inc. (Nasdaq “WPTE”), a separate publicly held media and entertainment company principally engaged in the development, production and marketing of gaming themed televised programming including the World Poker Tour television series, the licensing and sale of branded products and the sale of corporate sponsorships.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, the relisting of Lakes’ common stock on The Nasdaq Stock Market; need for current financing to meet Lakes’ operational and development needs; those relating to the inability to complete or possible delays in completion of Lakes’ casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management contracts; Lakes operates in a highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes; possible need for future financing to meet Lakes’ expansion goals; risks of entry into new businesses; reliance on Lakes’ management; and the fact that the WPTE shares held by Lakes are currently not liquid assets, and there is no assurance that Lakes will be able to realize value from these holdings equal to the current or future market value of WPTE common stock. There are also risks and uncertainties relating to WPTE that may have a material effect on the Company’s consolidated results of operations or the market value of the WPTE shares held by the Company, including WPTE’s significant dependence on the Travel Channel as a source of revenue; the potential that WPTE’s television programming will fail to maintain a sufficient audience; difficulty of predicting the growth of WPTE’s online casino business, which is a relatively new industry with an increasing number of market entrants; the risk that WPTE may not be able to protect its entertainment concepts, current and future brands and other intellectual property rights; the risk that competitors with greater financial resources or marketplace presence might develop television programming that would directly compete with WPTE’s television programming; risks associated with future expansion into new or complementary businesses; the termination or impairment of WPTE’s relationships with key licensing and strategic partners; and WPTE’s dependence on its senior management team. For more information, review the Company’s filings with the Securities and Exchange Commission.

LAKES ENTERTAINMENT, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
January 1, 2006 and January 2, 2005
(In thousands)
(Unaudited)

	January 1, 2006	January 2, 2005
Assets
Current Assets:
Cash and cash equivalents	$9,912	$28,717
(balance includes $1.7 million and $4.5 of WPT Enterprises, Inc. cash)
Short-term investments	26,735	28,930
(balance includes $26.7 million and $27.8 of WPT Enterprises, Inc. short-term investments)
Accounts receivable, net of allowance of $0.1 million and $0.1 million	3,072	2,038
Deferred tax asset	—	137
Prepaid expenses	614	1,233
Other current assets	2,130	1,159

Total current assets	42,463	62,214

Property and equipment, net	13,451	6,795

Long-term assets related to Indian casino projects:
Notes receivable from Indian tribes	87,062	67,066
Land held for development	16,248	15,433
Intangible assets related to acquisition of management contracts, net	46,088	41,096
Other	3,360	2,024

Total long-term assets related to Indian casino projects	152,758	125,619

Investments	10,640	6,093
Deferred tax asset	6,852	4,278
Other long-term assets	4,446	4,090

Total Assets	$230,610	$209,089

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$8,394	$780
Income taxes payable	10,933	5,457
Accrued payroll and related costs	1,125	891
Deferred revenue	5,150	3,280
Other accrued expenses	2,159	3,449

Total current liabilities	27,761	13,857

Long-term Liabilities:
Long-term debt, related party	10,000	—

Total long-term liabilities	10,000	—

Total Liabilities	37,761	13,857

Commitments and Contingencies

Common shares issued by subsidiary subject to repurchase	—	618

Minority interest	14,466	11,222

Shareholders’ Equity:
Capital stock, $.01 par value; authorized 200,000 shares; 22,300 and 22,253 common shares issued and outstanding at January 1, 2006, and January 2, 2005, respectively	223	223
Additional paid-in-capital	154,301	157,895
Retained earnings	13,410	25,280
Accumulated other comprehensive earnings (loss)	10,449	(6)

Total shareholders’ equity	178,383	183,392

Total Liabilities and Shareholders’ Equity	$230,610	$209,089

LAKES ENTERTAINMENT, INC. AND SUBSIDIARIES
Consolidated Statements of Loss
Years ended January 1, 2006 and January 2, 2005
(In thousands, except per share data)
(Unaudited)

	Twelve Months Ended
	January 1, 2006	January 2, 2005
Revenues:
License fee income	$14,882	$15,785
Host fees, sponsorship and other	3,192	1,772
Consulting and development fees	148	—

Total Revenues	18,222	17,557

Costs and Expenses:
Selling, general and administrative	28,553	16,447
Production costs	9,987	10,244
Net impairment losses	882	6,244
Depreciation	469	598

Total Costs and Expenses	39,891	33,533

Net unrealized gain on notes receivable	5,215	3,054

Loss From Operations	(16,454)	(12,922)

Other Income (Expense):
Interest income	1,631	775
Interest expense, related party	(66)	—
Legal settlement received	—	11,250
Other	(1)	40

Total other income, net	1,564	12,065

Loss before income taxes, equity in earnings of investments and minority interest	(14,890)	(857)
Income tax provision (benefit)	(1,161)	4,042

Loss before equity in earnings of investments and minority interest	(13,729)	(4,899)
Equity in earnings of investments, net of tax	8	748

Loss before minority interest	(13,721)	(4,151)
Minority interest	1,851	110

Net Loss	($11,870)	($4,041)

Basic Loss per Share	($0.53)	($0.18)

Diluted Loss per Share	($0.53)	($0.18)

Weighted Average Common Shares Outstanding — Basic and Diluted	22,300	22,110

LAKES ENTERTAINMENT, INC. AND SUBSIDIARIES
Consolidated Statements of Earnings
Three months ended January 1, 2006, January 2, 2005
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	January 1, 2006	January 2, 2005
Revenues:
License fee income	$4,313	$5,518
Host fees, sponsorship and other	926	208
Consulting and development fees	148	—

Total Revenues	5,387	5,726

Costs and Expenses:
Selling, general and administrative	8,184	6,356
Production costs	1,862	3,185
Net impairment losses	788	411
Depreciation	131	142

Total Costs and Expenses	10,965	10,094

Net unrealized gain on notes receivable	5,456	1,732

Loss From Operations	(122)	(2,636)

Other Income (Expense):
Interest income	375	580
Interest expense, related party	(66)	—
Legal settlement received	—	11,250
Other	(1)	—

Total other income, net	308	11,830

Earnings (loss) before income taxes, equity in earnings of investments and minority interest	186	9,194
Income tax provision (benefit)	(2,222)	6,029

Earnings before equity in earnings of investments and minority interest	2,408	3,165
Equity in earnings of investments, net of tax	—	841

Earnings before minority interest	2,408	4,006
Minority interest	534	163

Net Earnings	$2,942	$4,169

Basic Earnings per Share	$0.13	$0.19

Diluted Earnings per Share	$0.12	$0.17

Weighted Average Common Shares Outstanding — Basic and Diluted	22,300	22,251

Dilutive Effect of Stock Compensation Programs	1,638	1,850

Weighted Average Common and Diluted Shares Outstanding	23,938	24,101